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                                                                    Exhibit 23.2



            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Per-Se Technologies, Inc. 2006 Incentive Plan and Options Granted Outside of a Plan of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Per-Se Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Per-Se Technologies, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Per-Se Technologies, Inc., filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Atlanta, Georgia
May 22, 2006